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                                                                      EXHIBIT 12

             STATEMENT REGARDING COMPUTATION OF CONSOLIDATED RATIOS
            OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS

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                                        NINE MONTHS
                                           ENDED         AT OR FOR THE YEAR ENDED DECEMBER 31,
                                       SEPTEMBER 30,   ------------------------------------------
                                           1996         1995     1994     1993     1992     1991
                                       -------------   ------   ------   ------   ------   ------
                                                              (UNAUDITED)
                                                             (IN MILLIONS)
SUMMARY INCOME STATEMENTS
EARNINGS:
  Net income from continuing
     operations......................     $ 126.6      $164.9   $147.1   $109.7   $ 92.7   $ 71.8
  Plus income taxes..................        72.6        88.1     60.7     65.4     56.9     27.6
  Plus fixed charges.................       336.1       431.9    306.7    276.2    298.8    389.0
                                           ------      ------   ------   ------   ------   ------
     Earnings before interest expense
       on deposits...................       535.3       684.9    514.5    451.3    448.4    488.4
  Less interest expense on
     deposits........................       237.0       305.0    219.8    203.2    250.7    334.0
                                           ------      ------   ------   ------   ------   ------
     Earnings after interest expense
       on deposits...................       298.3       379.9    294.7    248.1    197.7    154.4
                                           ======      ======   ======   ======   ======   ======
FIXED CHARGES:
  Interest expense...................       336.0       431.8    306.6    276.1    298.7    388.9
  Portion of rents representative of
     the interest factor.............         0.1         0.1      0.1      0.1      0.1      0.1
                                           ------      ------   ------   ------   ------   ------
  Fixed charges......................       336.1       431.9    306.7    276.2    298.8    389.0
                                           ======      ======   ======   ======   ======   ======
Fixed charges including interest
  expense on deposits................       336.1       431.9    306.7    276.2    298.8    389.0
  Less interest expense on
     deposits........................       237.0       305.0    219.8    203.2    250.7    334.0
                                           ------      ------   ------   ------   ------   ------
     Fixed charges excluding interest
       expense on deposits...........     $  99.1      $126.9   $ 86.9   $ 73.0   $ 48.1   $ 55.0
                                           ======      ======   ======   ======   ======   ======
RATIO OF EARNINGS TO FIXED CHARGES:
  Charges including interest expense
     on deposits.....................        1.59        1.59     1.68     1.63     1.50     1.26
  Excluding interest expense on
     deposits........................        3.01        2.99     3.39     3.40     4.11     2.81
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